Exhibit 99.1

 For immediate release

COMPETITIVE TECHNOLOGIES ANNOUNCES NEW CPT® CODE FOR SCRAMBLER THERAPY™ FROM THE AMERICAN MEDICAL ASSOCIATION

CTTC FOCUSING ON UNIVERSAL COVERAGE FOR CANCER PATIENTS

Fairfield, CT – (July 1, 2011) – Competitive Technologies, Inc. (OTCQX: CTTC) today announced that the American Medical Association’s Editorial Panel for Current Procedural Terminology (CPT) has established a new Category III CPT® code to report procedures, such as treatment of chemotherapy-induced peripheral neuropathy (CIPN), involving Competitive Technologies' Calmare® pain therapy medical device, which features Scrambler Therapy™ technology. See http://www.ama-assn.org/go/CPT . The new CPT code is as follows:

0278T

Transcutaneous electrical modulation pain reprocessing (e.g, scrambler therapy), each treatment session (includes placement of electrodes).

The Calmare device has successfully treated CIPN and other neuropathic cancer pain in thousands of patients without any of the adverse side effects typically associated with the powerful opioid pain medications that are often used to treat pain in cancer patients. Calmare treatments have been especially effective in treating CIPN which is often resistant to drug therapies.

"The existence of this unique code will simplify the process of submitting and adjudicating insurance reimbursement claims for physicians and their patients," according to Jerry Stringham, President of Medical Technology Partners ("MTP") of Rockville, Maryland. "Category III codes are reserved for new and emerging technologies, such as Competitive Technologies’ Scrambler Therapy with the Calmare medical device, and are intended to simplify the collection of data regarding the use of new services and procedures. We look forward to working with CTTC, its customers and insurers to make this therapy available and affordable for those suffering from cancer pain, including CIPN."

"This is a great day for cancer patients with pain and for CTTC.  We have worked with MTP for nearly two years to comply with the CTP requirements to execute a reimbursement plan for Scrambler Therapy. Gaining universal coverage for Scrambler Therapy to treat CIPN patients is an absolute priority of our company," stated Aris Despo, Executive Vice President of Competitive Technologies. "We continue to support the performance and publication of clinical studies that not only demonstrate Scrambler Therapy’s efficacy but also its cost effectiveness and efficiency in treating patients with chronic neuropathic pain, which we believe will lead to an expanding acceptance by the medical community for this much needed procedure."

About Competitive Technologies, Inc

Competitive Technologies is a global leader in developing and commercializing innovative products and technologies. CTTC is multifaceted, providing distribution, patent and technology transfer, sales and licensing services.  CTTC's staff is focused on the needs of customers and matching those requirements with commercially viable products or technology solutions.

CTTC is the licensed worldwide distributor of the non-invasive Calmare® pain therapy medical device, which incorporates the biophysical "Scrambler Therapy™" technology developed in Italy by CTTC's client, Professor Giuseppe Marineo to treat neuropathic pain, including cancer pain.  The Calmare® device is currently being manufactured for sale by CTTC's partner, GEOMC Co., Ltd. of Seoul, Korea. For more information on the device, visit www.calmarett.com.  Visit CTTC's website: www.competitivetech.net.

Statements made about our future expectations are forward-looking statements and subject to risks and uncertainties as described in our most recent Annual Report on Form 10-K for the year ended July 31, 2010, filed with the SEC on October 27, 2010, and other filings with the SEC, and are subject to change at any time. Our actual results could differ materially from these forward-looking statements. We undertake no obligation to update publicly any forward-looking statement.

Direct inquiries to:  Jean Wilczynski, IR Services, LLC (860.434.2465/info@corpirservices.com)

* CPT is a registered trademark of the American Medical Association